[Verrill Dana, LLP Letterhead]

Exhibit 5.9

March 17, 2016

Vinson & Elkins L.L.P.

666 Fifth Avenue

26th Floor

New York, New York 10103

Ladies and Gentlemen:

We have acted as special counsel in the State of Connecticut to Willowbrook Management Corp., a Connecticut corporation (“Willowbrook”) and a wholly-owned subsidiary of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the unconditional guarantee by Willowbrook and certain other subsidiaries of the Partnership of the payment of up to $175,000,000 aggregate principal amount of the Partnership’s 7 7⁄8% Senior Notes due 2021 (the “New Notes”) registered pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Partnership, Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”), and certain other subsidiaries of the Partnership identified on the Registration Statement including Willowbrook (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of the New Notes registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $175,000,000 aggregate principal amount of the Issuers’ outstanding 7 7⁄8% Senior Notes due 2021 (together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an Indenture, dated as of May 28, 2013 (as amended from time to time, the “Indenture”), among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee. The Indenture provides that it, the Guarantees and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

Before rendering our opinions hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements, documents, certificates, or other statements of government officials and representatives of Willowbrook and such other documents as we have deemed necessary as a basis for our opinion, including

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(a) the Master Officers’ Certificate dated the date hereof and delivered to us in connection with our rendering this legal opinion (the “Officers’ Certificate”), and (b) the Certificate from the Office of the Secretary of State of Connecticut dated March 11, 2016 as to the corporate existence of Willowbrook (“Certificate of Corporate Existence”), and we reviewed such questions of law as we considered appropriate for purposes of the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have also assumed that the Indenture was duly authorized, executed and delivered by the parties thereto and remains in full force and effect, except as we have specifically opined herein with respect to Willowbrook, that the Registration Statement and any amendments thereto (including post-effective amendments) have become effective as of the date hereof, that all of the other Guarantors have duly authorized their full and unconditional guarantee of the New Notes, and that the New Notes will be duly authorized, executed and delivered by each of the Issuers, will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

With respect to facts material to our opinions herein, we have relied, without independent investigation or verification, on representations from officers of Willowbrook and certificates from such officers and from public officials, including the Officers’ Certificate and the Certificate of Corporate Existence, and have assumed that all such representations and certifications of fact are true, accurate and complete. With respect to our opinion in paragraph 1 below as to the valid existence and good standing of Willowbrook, we have relied exclusively on the Certificate of Corporate Existence.

Based on the foregoing, we are of the opinion that:

1.	Willowbrook is validly existing and in good standing under the laws of the State of Connecticut.

2.	As of the date of the Indenture, Willowbrook had all corporate power and capacity to execute and deliver the Indenture, and as of the date hereof Willowbrook has all corporate power and capacity to perform its obligations thereunder.

3.	All necessary corporate action has been taken on the part of Willowbrook to authorize the execution and delivery of the Indenture and the performance by Willowbrook of its obligations thereunder (including its Guarantee as provided therein).

4.	The Indenture has been duly executed by Willowbrook to the extent that execution is governed by the laws of the State of Connecticut.

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The opinions expressed herein are limited in all respects to the laws of the State of Connecticut contained in Chapter 601 (Business Corporations) of Title 33 of the General Statutes of Connecticut, and we are expressing no opinion as to the effect of other laws of the State of Connecticut, the federal laws of the United States of America or the laws of any other jurisdiction, domestic or foreign. This opinion letter is based upon currently existing statutes, rules, regulations, and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances that might affect any matters or opinions set forth herein. This opinion letter is not intended to address any matters arising after the date hereof.

We do not represent any of the Issuers in any capacity and do not generally represent Willowbrook. Except in rendering this opinion, we have not served as Willowbrook’s counsel in connection with the Indenture, the Guarantees or the Registration Statement.

You may rely on this opinion letter in connection with your opinion letter, dated the date hereof, filed with the Commission as an exhibit to the Registration Statement, but otherwise this opinion letter is not to be relied upon by any person or in any context without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ VERRILL DANA, LLP